Exhibit 3.1

BRITISH
COLUMBIA

Number: BC0763619

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that EMC METALS CORP. changed its name to SCANDIUM INTERNATIONAL MINING CORP. on November 19, 2014 at 03:44 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On November 19, 2014

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada